Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated July 15, 2016, except for the effect of the restatements discussed in Note 3 to the financial statements, for which the date is January 19, 2017 and except for Note 11, as to which the date is December 16, 2016, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of ENDRA Life Sciences Inc. which appears in this Registration Statement on Form S-1 Amendment No. 5.
/s/ RBSM LLP
Henderson, NV
January 20, 2017